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OFFICERS' CERTIFICATE

PURSUANT TO SECTION 301 OF THE INDENTURE

7.50% NOTES DUE NOVEMBER 15, 2031

    We, the undersigned W. Brian Matsuyama and John L. West, President, Chairman and Chief Executive Officer, and Assistant Secretary, respectively, of Cascade Natural Gas Corporation (the "Company"), in accordance with Section 301 of the Indenture, dated as of August 1, 1992, as supplemented (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), and pursuant to the Board Resolution adopted by the Company's Board of Directors on November 19, 2001, do hereby establish a series of debt securities with the following terms and characteristics (capitalized terms used and not defined herein have the meanings specified in the Indenture, and the numbered clauses set forth below correspond to the numbered subsections of Section 301 of the Indenture):

    (1) the title of the securities of such series shall be "7.50% Notes Due November 15, 2031" (the "Notes"); the form of the Notes shall be in substantially the form attached hereto as Exhibit A which form is hereby authorized and approved;

    (2) the initial aggregate principal amount of Notes to be authenticated and delivered under the Indenture shall be $40,000,000 (additional Notes, without limitation as to amount, and without the consent of the Holders of the then outstanding Notes, may also be authenticated and delivered in the manner provided in the Indenture);

    (3) except as otherwise provided in the form of Note attached hereto with respect to payment at the Stated Maturity Date (as hereinafter defined) or any redemption thereof, interest on the Notes shall be payable to the Person or Persons in whose names the Notes are registered at the close of business on the Regular Record Date (as hereinafter defined) for such interest; any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders on such Regular Record Date and may either be paid to the Person or Persons in whose name the Notes are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holders of the Notes not less than ten (10) nor more than fifteen (15) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture;

    (4) the principal of the Notes shall be due and payable on November 15, 2031 (the "Stated Maturity Date"), unless redeemed or otherwise repaid prior to the Stated Maturity Date as provided herein;

    (5) the Notes shall bear interest at a fixed rate of 7.50% per year; interest shall accrue on any Note from November 26, 2001 or the most recent date to which interest has been paid or duly provided for, or, if the authentication date of any Note is after any Regular Record Date but before the next succeeding Interest Payment Date, from the next succeeding Interest Payment Date; the Interest Payment Dates for the Notes shall be February 15, May 15, August 15 and November 15 of each year, with an initial Interest Payment Date of February 15, 2002, and the Regular Record Date shall be the first calendar day of the month in which the applicable Interest Payment Date falls (whether or not a Business Day); and interest shall be calculated on the basis of a 360-day year of twelve 30-day months;

    (6) the corporate trust office of The Bank of New York in the Borough of Manhattan, the City of New York, State of New York shall be the office or agency of the Company at which the principal of and interest on the Notes shall be payable, at which Notes may be surrendered for registration of transfer and exchange, and at which notices and demands to or upon the Company with respect to the Notes and the Indenture may be served;

    (7) the Notes shall be redeemable in whole or in part, without premium, from time to time, on or after November 15, 2006 upon not less than 30 nor more than 60 days prior written notice, at the option of the Company, at 100% of the principal amount being redeemed plus any accrued and unpaid interest to the Redemption Date; in the event of redemption of the Notes in part only, a new Note or Notes for the unredeemed portion will be issued in the name or names of the Holders thereof upon the surrender thereof;

    (8) the Notes shall be issued in global form and the depository for Notes issued in global form shall be The Depository Trust Company (the "Depository"); beneficial interests in Notes issued in global form may not be exchanged, in whole or in part, for the individual securities represented thereby, except that (a) if the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed within 90 days, the Company will issue individual certificate notes in exchange for global notes, (b) if the Company at any time and in its sole discretion determines not to have the Notes represented by one or more global notes, or (c) if there shall have occurred an Event of Default with respect to the Notes, the Company will issue individual certificate notes in exchange for the global notes; owners of beneficial interests in such global notes will not be considered the Holders thereof for any purpose under the Indenture, and no global note representing a Note shall be exchangeable, except for another global note of like denomination and tenor to be registered in the name of the Depository or its nominee or to a successor depository or its nominee; the rights of Holders of such global notes shall be exercised only through the Depository;

    (9) the Company shall be obligated to redeem all or part of the Notes upon the request of the representative of a deceased beneficial owner of Notes as and to the extent provided therein;

    (10) the Notes issued shall be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000;

    (11) not applicable;

    (12) not applicable; and

    (13) the Opinion of Counsel referred to in clause (z) of Section 401 of the Indenture, as such Section 401 was amended by the First Supplemental Indenture dated as of October 25, 1993 between the Company and the Trustee, shall be based upon a change in federal income tax law after the date of issuance of the Notes or a ruling of the Internal Revenue Service and, in addition to what is required by such Section 401, shall be to the effect that the Holders of the Notes will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case but for the discharge.

    IN WITNESS WHEREOF, we have hereunto signed our names this 26th day of November, 2001.

/s/ W. BRIAN MATSUYAMA W. Brian Matsuyama President, Chairman and Chief Executive Officer

/s/ JOHN L. WEST John L. West Assistant Secretary

EXHIBIT A

[FORM OF 7.50% NOTES DUE NOVEMBER 15, 2031]

    This instrument is a global instrument within the meaning of the Indenture hereinafter referred to and is registered in the name of a depository or a nominee of a depository. This instrument is exchangeable for instruments registered in the name of a person other than the depository or its nominee only in the limited circumstances described in the Indenture, and no transfer of this instrument (other than a transfer of this instrument as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository) may be registered except in such limited circumstances.

    Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (the "Depository"), to the Company or its agent for registration of transfer, exchange or payment, and any certificate to be issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of the Depository (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No.	CUSIP No. 147339AH8
CASCADE NATURAL GAS CORPORATION 7.50% Notes Due November 15, 2031
Principal Amount:	$
Regular Record Dates:	First calendar day of the month in which the applicable Interest Payment Date falls (whether or not a Business Day)
Original Issue Date:	November 26, 2001
Stated Maturity Date:	November 15, 2031
Interest Payment Dates:	Quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning February 15, 2002
Interest Rate:	7.50% per annum
Authorized Denominations:	$1,000 or any integral multiple thereof
Initial Redemption Date:	November 15, 2006 (except with respect to redemption at the request of the representative of a deceased beneficial owners of Notes as and to the extent set forth herein)

    Cascade Natural Gas Corporation, a corporation duly organized and existing under the laws of the State of Washington (herein called the "Company", which term includes any successor corporation under the Indenture referred to hereinafter), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of            Dollars ($          ) on the Stated Maturity Date specified above, and to pay interest thereon from the Original Issue Date specified above or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing February 15, 2002, at the Interest Rate per annum specified above until the principal hereof is paid or made available for payment and on any overdue principal and on any overdue installment of interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than an Interest Payment Date that is the Stated Maturity Date or on a Redemption Date or upon acceleration) shall, as provided in such Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest as specified above next preceding such Interest Payment Date, provided that any interest payable at the Stated Maturity Date or on any Redemption Date will be paid to the Person to whom principal is payable. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than ten (10) nor more than fifteen (15) days prior to such Special Record Date or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes for this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

    Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date, any Redemption Date or the Stated Maturity Date shall not be a Business Day, payment of the amounts due on this Note on such date may be made on the next succeeding Business Day, as if each such payment were made on the date such payment were due, and no interest shall accrue on such amounts for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity Date, as the case may be, to such Business Day.

    Payment of the principal of, and interest on, this Note at the Stated Maturity Date or earlier redemption shall be paid by wire transfer in immediately available funds (except that payment on certificated notes shall be paid by check except in certain circumstances) upon surrender of the Notes at the Corporate Trust Office of the Trustee or at such other office or agency as may be designated for such purpose by the Company from time to time. Payment of interest on this Note shall be paid by wire transfer in immediately available funds (except that payment on certificated notes shall be paid by check except in certain circumstances) to the Person entitled thereto as indicated in the Instrument Register. Payment of the principal of and interest on this Note, as aforesaid, shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

    REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

    Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of an authorized officer, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

    IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CASCADE NATURAL GAS CORPORATION

By:
Authorized Officer

[Seal]

ATTEST:
Assistant Secretary

CERTIFICATE OF AUTHENTICATION

    This is one of the Notes of the series designated herein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK as Trustee

By:

Authorized Signatory

(Reverse Side of Note)

    This Note is one of a duly authorized issue of Instruments of the Company issued and issuable in one or more series under an Indenture, dated as of August 1, 1992 (such Indenture, as supplemented, together with any constituent instruments establishing the terms of particular Instruments, being herein called the "Indenture"), of the Company to The Bank of New York, as trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a more complete statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The acceptance of this Note shall be deemed to constitute the consent and agreement by the Holder hereof to all of the terms and provisions of the Indenture. This Note is one of the series designated on the face hereof as 7.50% Notes Due November 15, 2031 in the aggregate principal amount of $         . Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

    The Company shall have the right, subject to the terms and conditions of the Indenture, to redeem this Note at any time on or after November 15, 2006 at the option of the Company, without premium or penalty, in whole or in part, from time to time, at a Redemption Price equal to 100% of the principal amount being redeemed plus accrued but unpaid interest to the Redemption Date.

    Notice of redemption shall be given by mail to Holders of Notes, not less than 30 days nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture. In the event of redemption of this Note in part only, a new Note or Notes of this series, of like tenor, for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

    Unless the Notes have been declared due and payable prior to their maturity by reason of an Event of Default, or the Notes have been previously redeemed or otherwise repaid, the Company shall be obligated to redeem all or part of this Note, in integral multiples of $1,000 principal amount, upon the request of the representative of a deceased beneficial owner thereof; provided, however, that during the period from the Original Issue Date through and including November 15, 2002 (the "Initial Period"), and during any twelve-month period which ends on and includes each November 15 thereafter (each, a "Subsequent Period"), the Company will not be required to redeem (1) on behalf of a deceased beneficial owner, any interest in Notes that exceeds $25,000 principal amount, or (2) ownership interests in the Notes exceeding $1,200,000 in aggregate principal amount for all representatives so requesting redemption. A representative of a deceased beneficial owner may initiate a request for redemption at any time and in any principal amount, provided that such principal amount is in integral multiples of $1,000.

    A request for redemption of Notes may be made by delivering a request to the participant through whom the deceased beneficial owner owned such interest in the Note, in form satisfactory to the participant, together with evidence of death and authority of the representative satisfactory to the participant, such waivers, notices or certificates as may be required under applicable state or federal law, and such other evidence of the right to redemption as the participant shall require. The redemption request shall specify the principal amount of the Notes to be redeemed, provided that such principal amount shall be in integral multiples of $1,000. The participant shall deliver the redemption request to the Depository, who shall in turn forward the request to the Trustee. Subject to the $25,000 limitation and the $1,200,000 aggregate limitation, the Company will redeem the interest of such deceased beneficial owner in the Notes within sixty (60) days following receipt by the Company of the redemption request from the Trustee. If redemption requests exceed the $1,200,000 aggregate limitation during the Initial Period or any Subsequent Period, then such excess redemption requests will be applied in the order received by the Trustee to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem the Notes.

    The Trustee shall maintain records with respect to redemption requests received by it including date of receipt, the name of the participant filing the redemption request and the status of each such redemption request with respect to the $25,000 limitation and the aggregate limitation. The Trustee will immediately file each redemption request it receives, together with the information regarding the eligibility thereof with respect to the $25,000 limitation and the aggregate limitation, with the Company. The Company, the Depository and the Trustee may conclusively assume, without independent investigation, that the statements contained in each redemption request are true and correct and shall have no responsibility for reviewing any documents submitted to the participant by the representative or for determining whether the applicable decedent is in fact the beneficial owner of the interest in the Notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner

    The Company may, at its option, redeem interests of any deceased beneficial owner in the Notes in the Initial Period or any Subsequent Period in excess of the $25,000 limitation. Any such redemption, to the extent that it exceeds the $25,000 limitation for any deceased beneficial owner, shall not be included in the computation of the $1,200,000 aggregate limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period. The Company may, at its option, redeem interests of deceased beneficial owners in the Notes in the Initial Period or any Subsequent Period in an aggregate principal amount exceeding the aggregate limitation. Any such redemption, to the extent it exceeds the aggregate limitation, shall not reduce the aggregate limitation for any Subsequent Period. On any determination by the Company to redeem Notes in excess of the $25,000 limitation or the aggregate limitation, Notes so redeemed shall be redeemed in the order of the receipt of redemption requests by the Trustee.

    The price to be paid by the Company for Notes to be redeemed pursuant to a redemption request will be one hundred percent (100%) of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with the Depository, payment for interests in the Notes that are to be redeemed shall be made to the Depository upon presentation of Notes to the Trustee for redemption in the aggregate principal amount specified in the redemption request submitted to the Trustee by the Depository that are to be fulfilled in connection with such payment. The principal amount of any Notes acquired or redeemed by the Company other than by redemption at the option of any representative of a deceased beneficial owner shall not be included in the computation of either the $25,000 limitation or the $1,200,000 aggregate limitation for the Initial Period or any Subsequent Period.

    An interest in a Note held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single beneficial owner and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a beneficial owner. The death of a person who, during his lifetime, was entitled to substantially all of the rights of a beneficial owner of an interest in the notes will be deemed the death of the beneficial owner, regardless of the recordation of such interest on the records of the participant, if such rights can be established to the satisfaction of the participant. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a beneficial owner during such person's lifetime.

    Any redemption request may be withdrawn by the person(s) presenting the same upon delivery of a written request for such withdrawal given by the participant on behalf of such person(s) to the

Depository and by the Depository to the Trustee not less than 30 days prior to payment thereof by the Company.

    The Company may, at its option, purchase any Notes for which redemption requests have been received in lieu of redeeming such Notes. Any Notes so purchased by the Company shall either be reoffered for sale and sold within 180 days after the date of purchase or presented to the Trustee for redemption and cancellation. Any such acquisition of Notes by the Company will not be included in the computation of the $25,000 individual limitation or the $1,200,000 aggregate limitation for the Initial Period or any Subsequent Period.

    During such time or times as this Note is not represented by a global security and is issued in definitive form, all references in this Note to participants and the Depository, including the Depository's governing rules, regulations and procedures, shall be deemed deleted, all determinations which under this Note the participants are required to make shall be made by the Company (including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in this Note or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner), all redemption requests, to be effective, shall be delivered by the representative to the trustee, with a copy to.the Company, and shall be in the form of a redemption request (with appropriate changes to reflect the fact that such redemption request is being executed by a representative) and, in addition to all documents that are otherwise required to accompany a redemption request, shall be accompanied by this Note.

    If an Event of Default with respect to the Notes of this series shall occur and be continuing, the principal of and interest on the Notes of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

    The Indenture permits, with certain exceptions as therein provided, the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the Holders of not less than a majority in principal amount of the Outstanding Instruments of each series affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Instruments then Outstanding, on behalf of the Holders of all Instruments, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

    As provided in the Indenture and subject to certain limitations therein set forth, the transfer or exchange of this Note is registrable in the Instrument Register, upon surrender of this Note for registration of transfer or exchange at the offices of The Bank of New York, New York City, New York or such other office or agency as may be designated by the Company from time to time, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Instrument Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor and aggregate principal amount, will be issued to the designated transferee or transferees or to the Holder, as the case may be. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    The Notes of this series are issuable only in registered form, without coupons, in denominations of $1,000, and any amount in excess thereof that is an integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like tenor and aggregate principal amount of Notes of this series, of any authorized denominations, as requested by the Holder surrendering the same, upon surrender of the Note or Notes to be exchanged at the office or agency designated by the Company from time to time. The Company shall not be required to (a) issue, register the transfer of or exchange Notes of this series during a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes of this series called for redemption or (b) issue, register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

    Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

    The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

    FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

[please insert social security or
other identifying number of assignee]

(please print or typewrite name and address of assignee]

the within Note of CASCADE NATURAL GAS CORPORATION and does hereby irrevocably constitute and appoint                                           , Attorney, to transfer said Note on the books of the above-mentioned Company, with full power of substitution in the premises.

Dated:

Notice: The signature to this assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatsoever.

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OFFICERS' CERTIFICATE PURSUANT TO SECTION 301 OF THE INDENTURE 7.50% NOTES DUE NOVEMBER 15, 2031
EXHIBIT A [FORM OF 7.50% NOTES DUE NOVEMBER 15, 2031]
CERTIFICATE OF AUTHENTICATION
(Reverse Side of Note)
[please insert social security or other identifying number of assignee] (please print or typewrite name and address of assignee]